Kronos Worldwide, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2620	Contact: Janet Keckeisen Vice President, Corporate Strategy and Investor Relations (972) 233-1700
News Release

FOR IMMEDIATE RELEASE
KRONOS WORLDWIDE REPORTS SECOND QUARTER 2019 RESULTS
DALLAS, TEXAS…August 7, 2019… Kronos Worldwide, Inc. (NYSE:KRO) today reported net income of $29.5 million, or $.25 per share, in the second quarter of 2019 compared to net income of $77.7 million, or $.67 per share, in the second quarter of 2018.  For the first six months of 2019, Kronos Worldwide reported net income of $59.8 million, or $.52 per share, compared to net income of $148.4 million, or $1.28 per share in the first six months of 2018.  We reported lower net income in the 2019 periods primarily due to lower income from operations resulting from the effect of lower average selling prices and higher raw materials and other production costs partially offset by higher sales volumes as discussed below.

Net sales of $484.5 million in the second quarter of 2019 were $12.7 million, or 3%, higher than in the second quarter of 2018.  Net sales of $921.0 million in the first six months of 2019 were $18.8 million, or 2%, higher than in the first six months of 2018.  Net sales increased in 2019 due to the net effect of lower average TiO2 selling prices and higher sales volumes.  The Company’s average TiO2 selling prices were 8% lower in the second quarter and first six months of 2019 as compared to the same prior year periods.    Our average TiO2 selling prices at the end of the second quarter of 2019 were 2% higher than at the end of the first quarter with higher prices in all major markets and were 2% lower than at the end of 2018 with lower prices in the European, North American and Latin American markets partially offset by higher prices in the export market.  TiO2 sales volumes in the second quarter of 2019 were 15% higher as compared to the second quarter of 2018 primarily due to higher sales in the European, North American and export markets. TiO2 sales volumes in the first six months of 2019 were 15% higher as compared to the same period in 2018 primarily due to higher sales in all major markets.  Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing net sales by approximately $17 million in the second quarter of 2019 and approximately $32 million in the first six months of 2019 as compared to the same periods in 2018.  The table at the end of this press release shows how each of these items impacted net sales.

The Company’s TiO2 segment profit (see description of non-GAAP information below) in the second quarter of 2019 was $51.1 million as compared to $124.2 million in the second quarter of 2018.  For the year-to-date period, the Company’s segment profit was $104.4 million as compared to $236.0 million in the first six months of 2018.  Segment profit decreased in the 2019 periods as the unfavorable effect of lower average TiO2 selling prices and higher raw materials (primarily third-party feedstock ore) and other production costs more than offset the favorable impact of higher sales volumes.  Kronos’ TiO2 production volumes in the second quarter and first six months of 2019 were comparable to the same periods in 2018.  We operated our production facilities at overall average capacity utilization rates of 97% in the first six months of 2019 (97% in the first and second quarters of 2019) compared to 96% in 2018 (95% and 97% in the first and second quarters of 2018, respectively).  Fluctuations in currency exchange rates also affected segment profit comparisons, which decreased segment profit by approximately $9 million in the second quarter of 2019 and by approximately $1 million in the year-to-date 2019 period as compared to the same periods in 2018.

The Company’s net income before income taxes, interest expense and depreciation and amortization expense (“EBITDA”) (see description of non-GAAP information below) in the second quarter of 2019 was $57.5 million compared to EBITDA of $127.3 million in the second quarter of 2018.  For the first six months of 2019, the Company’s EBITDA was $116.0 million compared to $244.1 million in the first six months of 2018.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our business
•	Customer and producer inventory levels
•	Unexpected or earlier-than-expected industry capacity expansion
•	Changes in raw material and other operating costs (such as energy and ore costs)
•	Changes in the availability of raw materials (such as ore)
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2)
•	Competitive products and substitute products
•	Customer and competitor strategies
•	Potential consolidation of our competitors
•	Potential consolidation of our customers
•	The impact of pricing and production decisions
•	Competitive technology positions
•	Potential difficulties in upgrading or implementing accounting and manufacturing software systems
•	The introduction of trade barriers
•	Possible disruption of our business, or increases in our cost of doing business, resulting from terrorist activities or global conflicts
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro or other currencies

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks)
•	Our ability to renew or refinance credit facilities
•	Our ability to maintain sufficient liquidity
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform
•	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities)
•	Government laws and regulations and possible changes therein including new environmental health and safety regulations.
•	The ultimate resolution of pending litigation
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses segment profit, which is used by the Company’s management to assess the performance of the Company’s TiO2 operations.  The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance.  The Company defines segment profit as income before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company’s TiO2 operations; and

•
The Company discloses EBITDA, which is also used by the Company’s management to assess the performance of the Company’s TiO2 operations.  The Company believes disclosure of EBITDA provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance.  The Company defines EBITDA as net income before income taxes, interest expense and depreciation and amortization expense.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

KRONOS WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (In millions, except per share and metric ton data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2019	2018	2019

Net sales	$471.8	$484.5	$902.2	$921.0
Cost of sales	300.0	375.0	555.6	702.2

Gross margin	171.8	109.5	346.6	218.8

Selling, general and administrative expense	58.0	57.9	116.4	115.6
Other operating income (expense):
Currency transactions, net	9.8	(1.1)	4.8	(.2)
Other income, net	.2	.3	.2	.6
Corporate expense	(3.9)	(4.3)	(7.8)	(8.1)

Income from operations	119.9	46.5	227.4	95.5

Other income (expense):
Trade interest income	.4	.3	.8	.8
Other interest and dividend income	.8	1.4	1.4	3.0
Marketable equity securities	(2.2)	1.2	(2.4)	1.8
Other components of net periodic pension and OPEB cost	(3.8)	(3.8)	(7.6)	(7.6)
Interest expense	(5.0)	(4.7)	(9.8)	(9.5)

Income before income taxes	110.1	40.9	209.8	84.0

Income tax expense	32.4	11.4	61.4	24.2

Net income	$77.7	$29.5	$148.4	$59.8

Net income per basic and diluted share	$.67	$.25	$1.28	$.52

Weighted average shares used in the
calculation of net income per share	115.9	115.9	115.9	115.9

TiO2 data - metric tons in thousands:
Sales volumes	137	158	262	301
Production volumes	136	136	269	270

KRONOS WORLDWIDE, INC.
RECONCILIATION OF INCOME FROM
OPERATIONS TO SEGMENT PROFIT
(In millions)
 (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2019	2018	2019

Income from operations	$119.9	$46.5	$227.4	$95.5

Adjustments:
Trade interest income	.4	.3	.8	.8
Corporate expense	3.9	4.3	7.8	8.1

Segment profit	$124.2	$51.1	$236.0	$104.4

RECONCILIATION OF NET INCOME TO EBITDA
(In millions)
 (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2019	2018	2019

Net income	$77.7	$29.5	$148.4	$59.8

Adjustments:
Depreciation expense	12.2	11.9	24.5	22.5
Interest expense	5.0	4.7	9.8	9.5
Income tax expense	32.4	11.4	61.4	24.2

EBITDA	$127.3	$57.5	$244.1	$116.0

IMPACT OF PERCENTAGE CHANGE IN NET SALES
 (Unaudited)

	Three months ended	Six months ended
	June 30,	June 30,
	2019 vs. 2018	2019 vs. 2018

Percentage change in net sales:
TiO2 product pricing	(8)%	(8)%
TiO2 sales volumes	15	15
TiO2 product mix/other	-	(1)
Changes in currency exchange rates	(4)	(4)

Total	3%	2%